Exhibit 99.1

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

•	First quarter net income was $18 million, or $1.14 per diluted share, compared to $11 million or $0.70 per diluted share last year

•	First quarter EBITDA was $45 million versus $35 million last year

•	Excluding a $17 million positive impact of butadiene price changes, EBITDA was $28 million, up 2% compared to prior year quarter on the same basis

HOUSTON (Thursday, April 26, 2012) – TPC Group Inc. (NASDAQ:TPCG), a leading fee-based processor and service provider of value-added products derived from niche petrochemical raw materials, today announced its 2012 first quarter results.

The Company’s first quarter 2012 revenues were $606 million, an increase of 9% versus the prior year quarter of $556 million. The higher revenue reflected the positive impact of a 29% increase in the overall average unit selling price, partially offset by the impact of 16% lower sales volume. The higher average unit selling price across our entire product portfolio reflected the pass-through of higher commodity prices. Our first quarter volume was negatively impacted by restricted crude C4 feedstock availability due to the unusually high concentration of supplier turnaround activity during the period.

Gross profit (defined herein as revenue less cost of sales) for the quarter was $89.1 million compared to $79.6 million in the first quarter of 2011. The overall $9.4 million improvement was driven by a $9.2 million year over year benefit from the changes in the price of butadiene between the time crude C4 is purchased and the finished butadiene is sold. The contract price of butadiene increased 49% during the first quarter of 2012 and had a positive impact of $17 million, while a 21% increase in price during the prior year quarter had a positive impact of $8 million. C4 Processing segment gross profit of $69.4 million was up $11.4 million from the prior year quarter, which reflected the positive butadiene price impact and substantially better fuel values, partially offset by the negative impact of the feedstock restrictions on volume as noted above. Performance Products segment gross profit was lower by $2.0 million, which also reflected a negative volume impact of feedstock restrictions as well as increasing raw material costs which could not be recovered during the quarter due to contractual pricing lags. The cost of propylene, a primary feedstock for this segment, rose 39% during the quarter.

Our butadiene margins, which represent the value of the aggregation, processing and logistics services we provide to our customers, will be positively or negatively impacted in a given period if the contract price of butadiene increases or decreases between the period in which we buy crude C4 feedstock and the period in which we sell the finished butadiene. Purchases and sales are based on contract price levels in any given month. In an environment of stable butadiene prices, our fees represent our margins, which are independent of the absolute level of butadiene pricing.

Provided in the table below, for each period presented, are the percentage increase in the butadiene contract price and corresponding positive impact on our gross profit (dollars in millions):

	Three Months Ended
	March 31,
	2012	2011
% increase in butadiene contract price	49%	21%
Impact on gross profit	$17	$8

Net income for the quarter was $18.0 million, or $1.14 per diluted share, compared to net income of $11.4 million, or $0.70 per diluted share, in the prior year quarter. The net income improvement primarily reflected higher gross profit of $9.4 million, driven by the positive impact of butadiene price changes discussed above.

EBITDA for the first quarter of 2012 was $45.2 million compared to $35.5 million for the prior year quarter. The increase of $9.7 million reflected higher C4 Processing segment EBITDA of $13.3 million, primarily due to the gross profit improvement discussed above, partially offset by lower Performance Products segment EBITDA of $2.1 million. Excluding the positive impacts of the change in butadiene price from the current and prior year quarters of $17 million and $8 million, respectively, EBITDA was up 2% year over year. (EBITDA is a non-GAAP financial measure, and a reconciliation of EBITDA to Net Income (Loss), the most closely related GAAP measure, is provided in the attached financial tables).

Commenting on the Company’s results, Mike McDonnell, President and CEO, stated, “I am pleased with our EBITDA results for the quarter and with our underlying results when excluding the butadiene price impact. We performed well against a strong prior year quarter, despite the challenges of lower feedstock volume from the abnormally high concentration of ethylene plant outages and the continued demand weakness relative to prior year. Our results continue to confirm the value of our contractual, fee-based business model, and our strategies of service fee expansion, operational excellence and targeted volume growth.”

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended
	March 31,
	2012	2011	Inc (Dec)
Revenue	$500.9	$434.3	$66.6
Gross Profit	69.4	58.0	11.4
EBITDA	43.9	30.6	13.3

•

The increase in revenue was driven by higher selling prices across the product portfolio, partially offset by 13% lower sales volume. The higher selling prices reflected higher commodity market indices to which a substantial portion of our selling prices are linked, and the lower sales volume reflected restricted crude C4 feedstock availability.

•

The increase in both gross profit and EBITDA reflected the impact of a positive change in the price of butadiene, stronger fuel values and business improvement initiatives, partially offset by the lower sales volume.

Results of Operations, Performance Products Segment

(in millions, unaudited)

	Three Months Ended
	March 31,
	2012	2011	Inc (Dec)
Revenue	$105.2	$121.3	$(16.1)
Gross Profit	19.7	21.6	(1.9)
EBITDA	9.5	11.6	(2.1)

•

The decrease in revenue reflected lower sales volume, partially offset by higher selling prices across the product portfolio. The lower sales volume primarily reflected a reduced level of negligible margin by-product volumes as a result of process improvements and, to a lesser degree, the impact of restricted crude C4 supply. The higher selling prices followed the higher commodity prices to which a substantial portion of our selling prices are linked.

•

The lower gross profit and EBITDA reflected the impact of the lower sales volume and margin compression from increasing raw material costs during the quarter that were not recovered due to contractual pricing lags.

Liquidity and Capital Resources

The Company ended the quarter with $109.3 million in cash and no borrowings under the Revolving Credit Facility. Net cash flow from operating activities for the quarter was $11.5 million and capital expenditures were $9.9 million, resulting in free cash flow of $1.6 million. Net cash provided by operating activities was reduced by an increase in trade working capital (trade receivables, inventory and trade payables) of $22.0 million. The increased investment in trade working capital reflected higher trade receivables and inventories, partially offset by higher trade payables. The higher trade receivables and inventories reflected the impact of the upward trend in butadiene and gasoline prices over the course of the quarter. Overall days outstanding for receivables, inventories and payables at March 31, 2012 were each consistent with historical trends. (Free Cash Flow is a non-GAAP financial measure, and a reconciliation of Free Cash Flow to Cash Flows from Operating Activities, the most closely related GAAP measure, is provided in the attached financial tables).

Outlook for 2012

Commenting on the Company’s outlook for the second quarter, Mr. McDonnell stated, “As we communicated previously, we anticipate the current feedstock restrictions to continue through the end of the second quarter as a result of the abnormally high number of planned ethylene plant outages. While end-use demand has improved sequentially, we are still experiencing weak demand relative to the prior year in several of our core markets, including synthetic rubber. We see the potential for butadiene prices to ease in the near term as the ethylene outages come to an end and feedstock supplies recover. We remain on track with our previous full-year EBITDA guidance of approximately $140 million, which includes the impact of the ethylene plant outages.

We continue to make excellent progress on our strategic growth projects to produce on-purpose butadiene for our strategic customers and to produce isobutylene as a feedstock for our performance products and fuel products businesses. These projects will drive our longer term growth and profit performance by capitalizing on attractive market fundamentals, projected long term shortages in butadiene, idled production assets, and the expected supply of cost-advantaged butane from natural gas liquids. We are also very focused on our strategies to expand service fees and contractual margins in our C4 Processing segment, achieve targeted volume growth in our Performance Products segment and drive efficiencies across our operations.”

Conference Call

In conjunction with this release, the Company has scheduled a conference call for Friday, April 27, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Interested parties may listen to the live conference call over the Internet by logging on to http://investors.tpcgrp.com/ or via phone by dialing (877) 415-4081 or internationally at (708) 290-1135. A telephone replay of the call will be available until May 11, 2012, and may be accessed via phone by dialing (855) 859-2056, and conference ID number, 71863681. Also, an archive of the webcast will be available shortly after the call on the Company’s website at www.tpcgrp.com.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release, including our guidance estimates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, future market and industry conditions, future commodity pricing and supply trends, stability of future margins, cash flows and profits, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, commodity pricing, seasonality, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Annual Report on Form 10-K, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements, including our guidance estimates, contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. There can be no assurance that any guidance estimates included in this news release can or will be achieved.

Investor Relations

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

– tables to follow –

TPC GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$109.3	$107.6
Trade accounts receivable	247.8	210.8
Inventories	133.5	79.3
Other current assets	31.6	32.1

Total current assets	522.2	429.8

Property, plant and equipment, net	495.4	495.8
Investment in limited partnership	2.7	2.6
Intangible assets, net	5.9	5.9
Other assets, net	35.0	35.6

Total assets	$1,061.2	$969.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$239.1	$170.1
Accrued liabilities	37.4	33.8

Total current liabilities	276.5	203.9

Long-term debt	348.1	348.0
Deferred income taxes	129.4	129.4

Total liabilities	754.0	681.3

Stockholders’ equity	307.2	288.4

Total liabilities and stockholders’ equity	$1,061.2	$969.7

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Revenue	$606.1	$555.6	$574.8
Cost of sales	517.0	476.0	542.9
Operating expenses	35.7	37.5	33.5
General and administrative expenses	8.4	7.1	9.6
Depreciation and amortization	10.2	10.0	10.1

Income (loss) from operations	34.8	25.0	(21.3)

Other (income) expense
Interest expense, net	8.0	8.4	8.2
Other, net	(0.2)	(0.5)	(0.2)

Income (loss) before income taxes	27.0	17.1	(29.3)

Income tax expense (benefit)	9.0	5.7	(10.9)

Net income (loss)	$18.0	$11.4	$(18.4)

Earnings (losses) per share:
Basic	$1.15	$0.70	$(1.18)
Diluted	$1.14	$0.70	$(1.18)

Weighted average shares outstanding:
Basic	15.7	16.2	15.6
Diluted	15.7	16.3	15.6

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (In millions)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Cash flows from operating activities	$11.5	$(19.8)	$44.2

Cash flows from investing activities
Capital expenditures	(9.9)	(8.0)	(19.1)

	(9.9)	(8.0)	(19.1)
Cash flows from financing activities
Net borrowings on revolving credit facility	—	11.0	—
Exercise of stock options	0.1	0.5	—
Tax benefit from share-based compensation	—	—	0.1
Repurchase of common stock	—	(7.8)	—

	0.1	3.7	0.1

Increase (decrease) in cash and cash equivalents	1.7	(24.1)	25.2

Cash and cash equivalents at beginning of period	107.6	85.6	82.4

Cash and cash equivalents at end of period	$109.3	$61.5	$107.6

Changes in trade working capital
Accounts receivable	$(36.9)	$(54.1)	$59.1
Inventory	(54.1)	(44.6)	85.3
Accounts payable	69.0	48.4	(82.7)

	$(22.0)	$(50.3)	$61.7

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(unaudited) (In millions)

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Sales volumes (lbs) (1)
C4 Processing	504.4	581.2	560.2
Performance Products	129.4	169.5	117.7

	633.8	750.7	677.9

Revenues
C4 Processing	$500.9	$434.3	$478.9
Performance Products	105.2	121.3	95.9

	$606.1	$555.6	$574.8

Cost of Sales (2):
C4 Processing	$431.5	$376.3	$467.6
Performance Products	85.5	99.7	75.3

	$517.0	$476.0	$542.9

EBITDA (3):
C4 Processing	$43.9	$30.6	$(13.0)
Performance Products	9.5	11.6	11.4
Corporate	(8.2)	(6.7)	(9.4)

	$45.2	$35.5	$(11.0)

1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
2)	Does not include operating expenses or depreciation and amortization.
3)	See below for a discussion of EBITDA and a reconciliation of EBITDA to Net Income (Loss) for all periods presented. Net Income (Loss) is the most directly comparable GAAP measure reported in the Condensed Consolidated Statements of Operations.

TPC GROUP INC.

RECONCILIATION OF EBITDA TO NET INCOME

(unaudited) (In millions)

Provided in the table below is a reconciliation of EBITDA, a non-GAAP financial measure defined below, to Net Income (Loss), the most closely related GAAP measure.

EBITDA is not a measure computed in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented.

EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. As a complement to financial measures provided in accordance with GAAP, management believes that EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. EBITDA is the primary performance measurement used by our senior management and our Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate EBITDA as earnings before interest, taxes, depreciation and amortization. In certain periods, we have reported EBITDA adjusted to remove or add back items that management believed distorted comparability between periods (Adjusted EBITDA). As shown below in the reconciliation of EBITDA to Net Income (Loss), the GAAP measure most directly comparable to EBITDA, there were no such adjustments to EBITDA for any of the periods presented. However, there may be adjustments in future periods for items that we believe distort comparability and such items will be clearly presented and explained.

Also provided in the table below is a reconciliation of free cash flow, a non-GAAP measure, to cash flows from operating activities. We believe free cash flow is a useful metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. Since free cash flow is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to cash flows from operating activities as an indicator of our liquidity. Our calculation of free cash flow may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

Reconciliation of EBITDA to Net Income (Loss):

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Net income (loss)	$18.0	$11.4	$(18.4)

Income tax expense (benefit)	9.0	5.7	(10.9)
Interest expense, net	8.0	8.4	8.2
Depreciation and amortization	10.2	10.0	10.1

EBITDA	$45.2	$35.5	$(11.0)

Reconciliation of Free Cash Flow to Cash Flows from Operating Activities:

	Three Months Ended
	March 31,		December 31,
	2012	2011	2011
Cash flows from operating activities	$11.5	$(19.8)	$44.2
Capital expenditures	(9.9)	(8.0)	(19.1)

Free cash flow	$1.6	$(27.8)	$25.1

###